As Filed with the Securities and Exchange Commission on November 21, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROGRESS ENERGY, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-2155481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
410 South Wilmington Street
Raleigh, North Carolina 27601
(919) 546-6111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Savings Plan for Employees of Florida Progress Corporation
(Full title of the Plan)

MARK F. MULHERN
Senior Vice President and Chief Financial Officer
Progress Energy, Inc.
410 South Wilmington Street
Raleigh, North Carolina 27601-1748
(919) 546-6111
(Name and address, including zip code, and telephone number, including area code, of agent for service)
It is respectfully requested that the Commission send copies of all notices, orders and communications to:
TIMOTHY S. GOETTEL, ESQ.
Hunton & Williams
421 Fayetteville Street Mall
Raleigh, North Carolina 27601
(919) 899-3094

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
		Maximum		Maximum
Title of Securities	Amount to be	Offering Price		Aggregate	Amount of
to be Registered(2)	Registered	Per Share(2)		Offering Price(2)	Registration Fee
Common Stock, no par value	5,000,000 shares	$38.76	(1)	$193,800,000	$7,617

(1) Estimated solely for the purpose of computing the amount of the registration fee under Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices of the common stock reported in the consolidated reporting system by the New York Stock Exchange on November 19, 2008.
(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

Explanatory Note
     On November 30, 2000, Progress Energy, Inc. (formerly CP&L Energy, Inc.), a North Carolina corporation (the “Company”), acquired Florida Progress Corporation (“FPC”) through the consummation of a share exchange. After completion of the acquisition, the Savings Plan for Employees of Florida Progress Corporation (the “Plan”) continued to cover, among others, employees of FPC and its subsidiaries; however, shares of stock issued in accordance with the Plan will be shares of the Company’s common stock rather than shares of FPC common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company and the Plan with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, also referred to as our “2007 Form 10-K.” (The financial statements included in the 2007 Form 10-K have been revised in Exhibit 99 to the Form 8-K dated November 6, 2008 to reflect the retrospective implementation of Financial Accounting Standards Board Staff Position FIN 39-1 and our previously disclosed correction of errors in presentation in Note 23 and Note 24. These revisions had no effect on the reported net income for any of the periods presented.);

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008;

(c)	The Company’s Current Reports on Form 8-K filed February 28, March 20, May 14, June 26, August 28, September 15, September 19, October 6, October 31 and November 6, 2008;

(d)	The Plan’s Annual Report on Form 11-K for the plan year ended December 31, 2007; and

(e)	The description of the Company’s Common Stock included under the heading “Description of Holdings Capital Stock” in our Registration Statement on Form S-4 (File No. 333-86243), dated August 31, 1999 and incorporated by reference in our Form 8-A filed June 6, 2000 (File No. 1-15929).
     In addition to the foregoing, all documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. To the extent that any information contained in any Current Report on Form 8-K or in any other document submitted to the Commission, or in any exhibit thereto, was or is furnished, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this document.
     Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Shareholders can obtain any document incorporated by reference in this document from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this Registration Statement, the exhibit will also be provided without charge, by requesting it in writing or by telephone from us at:
Progress Energy, Inc.
410 South Wilmington Street
Raleigh, North Carolina 27601
(919) 546-7474
Attention: Investor Relations
     You may also obtain these documents from our website at www.progress-energy.com or at the Commission’s website www.sec.gov. The contents of these websites are not and shall not be deemed to be a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters regarding shares of Common Stock will be passed upon for the Company by Frank A. Schiller, of the Company’s Legal Department and Assistant Secretary of the Company. Mr. Schiller beneficially owns, or has options to acquire, a number of shares of the Company’s Common Stock, which represents less than 0.1% of the total outstanding Common Stock.
Item 6. Indemnification of Directors and Officers.
     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (the “NCBCA”) and the Articles of Incorporation and Bylaws of the Company provide for indemnification of the Company directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The Company has insurance covering expenditures it might incur in connection with the lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the Company also have insurance which insures them against certain liabilities and expenses.
     As authorized by the NCBCA, and to the fullest extent permitted by it, the Company Articles of Incorporation provide that a Progress Energy director will not be liable to the Company or to any Company shareholder for monetary damages arising from the director’s breach of his or her duties as a director. The NCBCA permits a company to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such person: (i) conducted himself in good faith; and (ii) reasonably believed (A) in the case of conduct in his official capacity, that his conduct was in the company’s best interests; (B) in all other cases, that his conduct was at least not opposed to the company’s best interests; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, the NCBCA does not permit indemnification against (i) any transaction from which the director derived an improper personal benefit or (ii) proceeding by or in the right of the company in which the director is adjudged liable to the corporation.
     The NCBCA provides directors and officers with a right to indemnification relating to official conduct when the director or officer has been wholly successful in defense of a claim. In addition, a director or officer without the right to indemnification may apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case.
     The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law, excluding any acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation. The Company Bylaws provide that any person who is or was a director or officer of the Company and any person who at the request of the Company serves or has served as an officer or director (or in any position of similar authority) of any other corporation or other enterprise, including as an individual trustee under any employee benefit plan, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person’s status as a director or officer of the Company if that person’s acts or omissions were not known or believed by him or her to be clearly in conflict with the best interests of the Company.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Document Description
4.1*	Amended and Restated Articles of Incorporation of Progress Energy, Inc. (f/k/a CP&L Energy, Inc.), as amended and restated on June 15, 2000 (filed as Exhibit No. 3a(i) to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000 (File No. 1-15929)).

4.2*	Amended Articles of Incorporation of Progress Energy, Inc. (f/k/a CP&L Energy, Inc.), as amended on December 4, 2000 (filed as Exhibit 3b(1) to Annual Report on the Form 10-K for the year ended December 31, 2001 (File No. 1-15929)).

4.3*	Amended Articles of Incorporation of Progress Energy, Inc., as amended on May 10, 2006 (filed as Exhibit 3(a) to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 (File No. 1-15929)).

4.4*	By-Laws of Progress Energy, Inc., as amended on May 10, 2006 (filed as Exhibit 3.B to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 (File No. 1-15929)).

5.1	Opinion of Frank A. Schiller as to the legality of the securities being registered.

Exhibit No.	Document Description
5.2*	Internal Revenue Service determination letter dated June 13, 1996, to the effect that the Plan is qualified under Section 401 of the Internal Revenue Code (filed as Exhibit 5(c) to the Registration Statement of Florida Progress Corporation on Form S-8 on December 31, 1996 (File No. 333-19037)).

23.1	Consent of Frank A. Schiller (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on signature page).
* Incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 21st day of November 2008.

PROGRESS ENERGY, INC.

By:	/s/ WILLIAM D. JOHNSON

William D. Johnson Chairman, Chief Executive Officer and President
POWER OF ATTORNEY
     Each director and/or officer of the issuer whose signature appears below hereby appoints Mark F. Mulhern, John R. McArthur, and Frank A. Schiller, and each of them severally, as his/her attorney-in-fact to sign in his/her name and on his/her behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ WILLIAM D. JOHNSON William D. Johnson	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	November 21, 2008
/s/ MARK F. MULHERN Mark F. Mulhern	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 21, 2008
/s/ JEFFREY M. STONE Jeffrey M. Stone	Chief Accounting Officer and Controller (Principal Accounting Officer)	November 21, 2008
/s/ JAMES E. BOSTIC, JR. James E. Bostic, Jr.	Director	November 21, 2008
/s/ DAVID L. BURNER David L. Burner	Director	November 21, 2008
/s/ HARRIS E. DELOACH, JR. Harris E. DeLoach, Jr.	Director	November 21, 2008

Signature	Title	Date
/s/ JAMES B. HYLER, JR. James B. Hyler, Jr.	Director	November 21, 2008
/s/ ROBERT W. JONES Robert W. Jones	Director	November 21, 2008
/s/ W. STEVEN JONES W. Steven Jones	Director	November 21, 2008
/s/ E. MARIE MCKEE E. Marie McKee	Director	November 21, 2008
/s/ JOHN H. MULLIN, III John H. Mullin, III	Director	November 21, 2008
/s/ CHARLES W. PRYOR Charles W. Pryor	Director	November 21, 2008
/s/ CARLOS A. SALADRIGAS Carlos A. Saladrigas	Director	November 21, 2008
/s/ THERESA M. STONE Theresa M. Stone	Director	November 21, 2008
/s/ ALFRED C. TOLLISON, JR. Alfred C. Tollison, Jr.	Director	November 21, 2008
The Plan
     Pursuant to the requirements of the Securities Act of 1933, as amended, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on November 21, 2008.

SAVINGS PLAN FOR EMPLOYEES OF FLORIDA PROGRESS CORPORATION

By:	/s/ ANNE M. HUFFMAN

Anne M. Huffman on behalf of the Savings Plan for Employees of Florida Progress Corporation Administrative Committee

EXHIBIT INDEX

Exhibit No.	Document Description
4.1*	Amended and Restated Articles of Incorporation of Progress Energy, Inc. (f/k/a CP&L Energy, Inc.), as amended and restated on June 15, 2000 (filed as Exhibit No. 3a(i) to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000 (File No. 1-15929)).

4.2*	Amended Articles of Incorporation of Progress Energy, Inc. (f/k/a CP&L Energy, Inc.), as amended on December 4, 2000 (filed as Exhibit 3b(1) to Annual Report on the Form 10-K for the year ended December 31, 2001 (File No. 1-15929)).

4.3*	Amended Articles of Incorporation of Progress Energy, Inc., as amended on May 10, 2006 (filed as Exhibit 3(a) to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 (File No. 1-15929)).

4.4*	By-Laws of Progress Energy, Inc., as amended on May 10, 2006 (filed as Exhibit 3.B to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 (File No. 1-15929)).

5.1	Opinion of Frank A. Schiller as to the legality of the securities being registered.

5.2*	Internal Revenue Service determination letter dated June 13, 1996, to the effect that the Plan is qualified under Section 401 of the Internal Revenue Code (filed as Exhibit 5(c) to the Registration Statement of Florida Progress Corporation on Form S-8 on December 31, 1996 (File No. 333-19037)).

23.1	Consent of Frank A. Schiller (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on signature page).
* Incorporated herein by reference.